Exhibit (h.30.1)

Schedule A: Acquiring Funds

Amended on April 6, 2022

Registrant: Morningstar Funds Trust

Series:	Morningstar Alternatives Fund
Morningstar Global Income Fund
Morningstar Multisector Bond Fund
Morningstar Municipal Bond Fund
Morningstar Unconstrained Allocation Fund
Morningstar Total Return Bond Fund